April 30, 2015

Gridsense Inc.

2568 Industrial Boulevard, Suite 110

West Sacramento, CA 95691

Attn: Joe Musanti, CEO

Re: Side Letter Agreement

Dear Joe:

Gridsense Inc. (“Borrower”) and Square 1 Bank (“Bank”) are parties to that certain Loan and Security Agreement dated November 2, 2012 (as amended from time to time, including without limitation by that certain Seventh Amendment to Loan and Security Agreement dated April 23, 2015, the “Loan Agreement”). Acorn Energy, Inc. (“Guarantor”) has executed for the benefit of the Bank that certain Unconditional Guaranty dated as of December 30, 2013 (as amended from time to time, including without limitation by that certain Amendment to and Affirmation of Unconditional Guaranty dated on or about July 16, 2014 and that certain Amendment to and Affirmation of Unconditional Guaranty dated April 23, 2015, the “Guaranty”).

This letter agreement is entered into in connection therewith and confirms the following:

(a)	Pursuant to Section 11(d) of the Seventh Amendment to Loan and Security Agreement dated April 23, 2015 (the “Seventh Amendment”), a condition to the effectiveness of the Seventh Amendment was (i) receipt by Bank of a Pledge and Security Agreement, duly executed by the Guarantor (the “Pledge Agreement Condition”), and (ii) the opening and funding by Guarantor of a segregated deposit account (the “Account”) with at least $500,000 (the “Cash Collateral Funding Condition”).

(b)	Bank has waived the Cash Collateral Funding Condition, on the conditions that (i) the Guarantor agrees that (1) on or before May 4, 2015 (the “First Post-Closing Funding Deadline”) the Guarantor shall have funded the Account with at least $250,000 (the “First Post-Closing Funding Condition”), and (2) on or before May 14, 2015 (the “Second Post-Closing Funding Deadline”) the Guarantor shall have funded the Account with an additional $250,000 (so that, for the sake of clarity, the Account shall, on and after May 14, 2015, be funded with at least $500,000) (the “Second Post-Closing Funding Condition”).

(c)	Bank, Borrower, and the Guarantor hereby acknowledge and agree that (i) the failure of the Guarantor to satisfy the First Post-Closing Funding Condition by the First Post-Closing Funding Deadline shall constitute an Event of Default under the Agreement and the Guaranty, and (ii) the failure of the Guarantor to satisfy the Second Post-Closing Funding Condition by the Second Post-Closing Funding Deadline shall constitute an Event of Default under the Agreement and the Guaranty, and (ii) in the event of such an Event of Default under the Agreement and the Guaranty, Bank shall be entitled to exercise all of its rights and remedies in accordance with the terms and conditions of the Agreement, the Guaranty, and any other documents entered into in connection therewith.

406 Blackwell Street, Suite 240, Durham, NC 27701

Tel. (919) 314-3040

Except as expressly set forth herein, the Loan Agreement and the Guaranty shall remain unmodified and in full force and effect.

Sincerely,

SQUARE 1 BANK

By:
Name:
Title:

Acknowledged and agreed to by:

GRIDSENSE INC.

By:
Name:
Title:

ACORN ENERGY, INC.

By:
Name:
Title:

406 Blackwell Street, Suite 240, Durham, NC 27701

Tel. (919) 314-3040